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ELECTRONIC DESIGNS, INC.

EXHIBIT 11                    Statement re: computation of per share earnings

NET INCOME PER SHARE
                                          THREE MONTHS ENDED              SIX MONTHS ENDED
                                      -------------------------      --------------------------
                                        MARCH 30,     MARCH 31,        MARCH 30,     MARCH 31,
                                          1997          1996             1997          1996
Net income                            $1,067,000     $1,157,000      $2,338,000      $  236,000
Adjustments thereto (1)                  163,000        277,000         327,000         277,000
                                      ----------     ----------      ----------      ----------

Adjusted net income                   $1,230,000     $1,434,000      $2,665,000      $  513,000
                                      ==========     ==========      ==========      ==========

Weighted average shares
  outstanding                          7,090,000      5,447,000       6,852,000       5,133,000
Adjustments thereto (2)                2,693,000      4,544,000       2,971,000       2,272,000
                                      ----------     ----------      ----------      ----------

Shares used in computation             9,783,000      9,991,000       9,823,000       7,405,000
                                       =========      =========       =========       =========

Net income per share (3)              $     0.13     $     0.14      $     0.27      $     0.07
                                      ==========     ==========      ==========      ==========

(1)  In accordance with the modified treasury stock method, the proceeds from the exercise of stock options and warrants are first used to buy back up to 20% of the Company's common stock at the average price for the period. Any remaining proceeds are used to retire outstanding debt, which adjusts income for interest assumed to be saved (net of income tax effect), and, to the extent there are proceeds remaining after the assumed debt retirement, used to invest in commercial paper, which further adjusts income for interest assumed to be earned (net of income tax effect).

(2)  Adjusts the weighted average number of shares outstanding for (i) all stock options and warrants using the modified treasury stock method, and (ii) the conversion of preferred stock using the if-converted method.

(3)  Primary and fully-diluted earnings per share are the same.
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